EXHIBIT 99.1

City National Announces Quarterly and Special Cash Dividends Totaling $0.50

LOS ANGELES, Nov. 15, 2012 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that its board of directors has declared a regular fourth-quarter common stock cash dividend of $0.25 per share and is accelerating its payment into the fourth quarter of 2012. The board also declared a special common stock cash dividend of $0.25 per share.  This will result in a cumulative dividend of $0.50 per share, which will be paid on December 18, 2012, to shareholders of record on December 3, 2012.

"City National is approaching the end of another successful year," said President and Chief Executive Officer Russell Goldsmith.  "Given the company's 2012 earnings growth and capital strength, paying these dividends now is an appropriate and measured step that will benefit our shareholders."

The company declared its third-quarter dividend on October 18, 2012, and it is payable on November 21, 2012.

City National has declared cash dividends of $0.25 per share in this and each of the preceding three quarters. It expects to declare and maintain common stock cash dividends of $0.25 per share in the second, third and fourth quarters of 2013.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation.  It is backed by $26.3 billion in total assets, and provides banking, investment and trust services through 78 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta.  The company and its investment affiliates manage or administer $56.7 billion in client investment assets, including $38.0 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our performance, growth, regulatory capital levels, and possible future capital actions, including common stock dividends.  Forward-looking statements speak only as of the date made, and we do not undertake to update them.  Actual future performance, growth, capital levels, and capital actions may vary materially from the expectations described in this news release due to a number of factors, including those described in our reports filed with the Securities and Exchange Commission and available at www.sec.gov.  The amount and timing of any future common stock dividends or other capital actions will depend on the earnings, cash requirements and financial condition of the company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the company's board of directors, and may be subject to regulatory approval or conditions.

For a more complete discussion of these risks and uncertainties, please refer to the company's annual report on form 10-K for the year ended December 31, 2011 and quarterly report on form 10-Q for the quarter ended September 30, 2012.

CONTACT: Investor Contact:
         Christopher J. Carey, City National Corporation, 310.888.6777
         chris.carey@cnb.com

         Media Contact:
         Cary Walker, City National Corporation, 213.673.7615
         cary.walker@cnb.com